CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               AST RESEARCH, INC.,
                             A DELAWARE CORPORATION

        (Pursuant to Section 242 of the Delaware General Corporation Law)



AST RESEARCH, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of AST Research, Inc., resolutions were duly adopted setting forth proposed amendments of the Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and directing that said amendments be submitted to the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

        RESOLVED, that the text of paragraph (a) of Article 4 of the corporation's Certificate of Incorporation be amended to read as follows:

        "ARTICLE 4 - AUTHORIZED CAPITAL. (a) The total number of shares of capital stock which the corporation has the authority to issue is 201,000,000, consisting of 200,000,000 shares of Common Stock, $0.01 par value per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, $0.01 par value per share (the "Preferred Stock")."

        RESOLVED, that the text of paragraph (a) of Article 5 of the corporation's Certificate of Incorporation be amended to read as follows:

        "ARTICLE 5 - ELECTION OF DIRECTORS. (a) The Board of Directors shall consist of not less than five nor more than nine members. The exact number of authorized directors shall initially be seven and, thereafter, shall be fixed from time to time, within the foregoing limits, by resolution of the Board of Directors."

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said corporation has caused this Certificate of Amendment to be signed by James T. Schraith, its President, and attested by Dennis R. Leibel, its Secretary, this 28th day of October, 1994.



                                BY:  /s/ JAMES T. SCHRAITH
                                     James T. Schraith
                                     President



                              ATTEST: /s/ DENNIS R. LEIBEL
                                     Dennis R. Leibel
                                     Secretary